Exhibit 99.1

July 19, 2007

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Leyla Pakzad, Bank of America, 1.704.386.2024

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Second Quarter Earnings Per Share Rose 8 Percent

Businesses Generate Solid Revenue Growth Across Customer Segments

CHARLOTTE — Bank of America Corporation today reported second quarter net income rose 5 percent to $5.76 billion from $5.48 billion a year earlier. Diluted earnings per share increased 8 percent to $1.28 from $1.19. Return on average common shareholders’ equity was 17.55 percent.

All three business segments recorded revenue increases. Results were mainly driven by continued healthy capital markets activity as well as good consumer noninterest income growth.

“Bank of America, with its diverse business model, was able to continue attractive earnings growth despite challenging headwinds,” said Chairman and Chief Executive Officer Kenneth D. Lewis. “Our businesses are doing a good job of attracting new customers and expanding our relationships with existing clients. Our investments in a number of businesses such as capital markets, mortgage and services for the affluent, in addition to the equity investment gains produced in the current environment, are generating results that more than offset spread compression impacting virtually all of our businesses and the trend toward more normalized credit costs.”

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Second Quarter 2007 Highlights (vs. a year earlier)

•	Investment banking income rose 26 percent. The company gained market share in mergers and acquisitions as Bank of America continues to build its platform.

•

Total sales of retail products rose 8 percent, generated by strong growth in sales of first mortgages, checking and savings accounts, credit cards and online banking activations. Net new retail checking accounts rose by 717,000.

•

Strong originations of first mortgages were boosted by the successful launch of No Fee Mortgage PLUS which accounted for 11 percent of first mortgage production in the second quarter. In addition, the company closed in late June on the purchase of Reverse Mortgage of America, which will significantly increase Bank of America’s offerings of reverse mortgages to seniors.

•	Keep the ChangeTM passed the 5 million mark of customers who have saved more than $500 million since the inception of this innovative program.

•

Total unit sales to small businesses with less than $2.5 million in annual sales rose 41 percent, while average deposits grew 5 percent. Expanding relationships with small businesses is a key strategic priority.

•

Total assets under management (AUM) in Global Wealth and Investment Management increased 13 percent to more than $566 billion. More than half of the increase represented net new investment inflows by clients. On a 3-year AUM weighted basis, 93 percent of Columbia’s equity funds were in the top 2 performance quartiles compared with their peer group. [1]

•	Premier Banking households using both bank and investment services rose 9 percent, reflecting the company’s strategy to meet more of the financial needs of these clients.

1  Results shown are defined by Columbia Management’s calculation of its percentage of assets under management in the top two quartiles of categories based on Morningstar as of May 31, 2007. The category percentile rank was calculated by ranking the three year net return of share classes within the categories. The assets of the number of funds within the top 2 quartile results were added and then divided by Columbia Management’s total assets under management. Past performance is no guarantee of future results. The share class earning the ranking may have limited eligibility and may not be available to all investors.

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Second Quarter 2007 Financial Summary

Revenue

Revenue net of interest expense on a fully taxable-equivalent basis increased 8 percent to $19.96 billion from $18.52 billion in the second quarter of 2006.

Noninterest income rose 17 percent to $11.18 billion from $9.59 billion in the second quarter of 2006, driven by increases in equity investment gains, other income, investment banking and service charges. Equity investment gains included a $600 million gain related to the sale of private equity funds to Conversus Capital, an investment partnership, as well as higher dividends from strategic investments.

Net interest income on a managed basis increased 1 percent to $10.73 billion compared with the year-ago quarter. Net interest income on a held basis declined 3 percent to $8.39 billion from $8.63 billion a year earlier. The net interest margin decreased 26 basis points to 2.59 percent.

Efficiency

The efficiency ratio on a fully taxable-equivalent basis was 45.56 percent for the second quarter of 2007. Noninterest expense increased 4 percent to $9.09 billion from $8.72 billion a year earlier. Expenses rose mainly because of higher incentive compensation and other personnel expenses, reflecting investment in various business platforms and an increase in litigation reserves. Higher expenses were somewhat offset by lower pretax merger and restructuring charges of $75 million compared with $194 million a year earlier.

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Credit Quality

Overall credit quality remained sound, but continues to move toward more normalized levels. Compared with the second quarter of 2006, net charge-offs increased primarily reflecting seasoning and a trend toward more normalized loss levels in the consumer and small business portfolios as well as lower commercial recoveries. Provision expense in the second quarter rose from a year ago due to higher net charge-offs as well as increased reserves for portfolio seasoning and higher loss expectations in the small business and home equity portfolios reflecting the growth of these businesses.

•

Net charge-offs were $1.50 billion, or 0.81 percent of total average loans and leases compared with $1.43 billion, or 0.81 percent, in the first quarter. In the year-ago quarter net charge-offs were $1.02 billion, or 0.65 percent.

•	Provision for credit losses was $1.81 billion, up from $1.24 billion in the first quarter and $1.01 billion in the second quarter of 2006.

•

Total managed net losses were $2.77 billion, or 1.30 percent of total average managed loans and leases, compared with $2.57 billion, or 1.26 percent, in the first quarter and $1.81 billion, or 0.98 percent, in the second quarter of 2006.

•

Nonperforming assets were $2.39 billion, or 0.32 percent of total loans, leases and foreclosed properties, at June 30. This compared with $2.06 billion, or 0.29 percent, at March 31 and $1.64 billion, or 0.25 percent, at June 30, 2006.

•

The allowance for loan and lease losses was $9.06 billion, or 1.20 percent of total loans and leases, at June 30 compared with $8.73 billion, or 1.21 percent at March 31 and $9.08 billion, or 1.36 percent, at June 30, 2006.

Capital Management

Total shareholders’ equity was $135.75 billion at June 30. Period-end assets were $1.5 trillion. The Tier 1 capital ratio was 8.52 percent, down from 8.57 percent at March 31 and up from 8.33 percent a year ago.

During the quarter, Bank of America paid a cash dividend of $0.56 per share. The company also issued 11.3 million common shares related to employee stock options and ownership plans and repurchased 13.5 million common shares. Period-ending common shares issued and outstanding were 4.44 billion for the second quarter of 2007, compared with 4.44 billion for the first quarter and 4.53 billion for the second quarter of 2006.

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Second Quarter 2007 Business Segment Results

Global Consumer and Small Business Banking1

(Dollars in millions)	Q2 2007	Q2 2006
Total revenue, net of interest expense[2]	$11,939	$11,377
Provision for credit losses[3]	3,094	1,807
Noninterest expense	4,969	4,508
Net income	2,459	3,204
Efficiency ratio	41.62%	39.62%
Return on average equity	15.80	20.14
Average managed loans and leases	$317,246	$282,390
Average deposits	326,741	336,105

1  Managed basis. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. For more information and a detailed reconciliation, please refer to the data pages supplied with this Press Release.

2  Fully taxable-equivalent basis

3  Represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Net revenue rose 5 percent as higher card income, service charges and mortgage banking income contributed to a 9 percent increase in noninterest income. Net income decreased 23 percent from a year ago as managed credit costs rose because of portfolio seasoning, growth in the businesses and the trend toward more normalized levels.

Growth from innovative products like Keep the ChangeTM, $0 Online Equity Trades and No Fee Mortgage PLUS generated increased customer activity.

•

Deposits net revenue increased 5 percent to $4.40 billion and net income increased 3 percent to $1.33 billion. Consumer deposit growth (excluding the impact of balance migration to Premier Banking and Investments) of 1 percent was driven by account growth, especially in promotional and Risk Free CDTM CD products.

•	Card Services managed net revenue rose 2 percent to $6.43 billion while net income declined 44 percent to $961 million as credit costs increased.

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Consumer Real Estate, which includes the home equity and mortgage businesses, had $856 million in net revenue up 22 percent. Net income decreased 18 percent to $141 million because of higher provision expense from increased loss expectations in the home equity portfolio reflecting the growth of this business.

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Global Corporate and Investment Banking

(Dollars in millions)	Q2 2007	Q2 2006
Total revenue, net of interest expense[1]	$5,814	$5,315
Provision for credit losses	41	22
Noninterest expense	3,135	2,764
Net income	1,670	1,595
Efficiency ratio	53.91%	52.01%
Return on average equity	16.15	15.09
Average loans and leases	$253,895	$231,073
Average trading-related assets	377,171	330,816
Average deposits	220,063	193,620

1  Fully taxable-equivalent basis

Net revenue rose 9 percent as debt underwriting and advisory fees helped increase noninterest income by 11 percent. Net income increased 5 percent.

The revenue increase was driven by Capital Markets and Advisory Services as investments in personnel and trading infrastructure continued to produce strong results. Investment banking revenue rose 27 percent from the second quarter of 2006, as increased market activity and deal flow continued to produce higher debt underwriting and advisory fees.

Provision expense rose $19 million because of lower commercial recoveries.

•	Business Lending net revenue and net income were flat at $1.50 billion and $589 million, respectively, as good loan growth and fee generation offset continued spread compression.

•	Capital Markets and Advisory Services net revenue increased 23 percent to $2.66 billion on strong investment banking fees and sales and trading revenue. Net income rose 32 percent.

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•

Treasury Services net revenue was relatively unchanged at $1.69 billion, reflecting higher card income and strong average deposit growth of $5.93 billion, offset by a continued customer shift from non-interest-bearing to interest-bearing deposits. Net income declined 3 percent reflecting continued investment in upgrading our payments platform.

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Global Wealth and Investment Management

(Dollars in millions)	Q2 2007	Q2 2006
Total revenue, net of interest expense[1]	$2,008	$1,853
Provision for credit losses	(14)	(40)
Noninterest expense	1,044	971
Net income	619	582
Efficiency ratio	51.97%	52.40%
Return on average equity	25.06	24.59
Average loans and leases	$67,964	$59,803
Average deposits	118,255	101,251

(in billions)	At 6/30/07	At 6/30/06
Assets under management	$566.2	$500.1

1  Fully taxable-equivalent basis

Net revenue increased 8 percent as higher customer activity and improved client asset flows resulted in a 13 percent increase in noninterest income. Net interest income rose 4 percent as loans increased 14 percent and deposits increased 7 percent (excluding balance migration from Global Consumer and Small Business Banking) offset by spread compression. Net income increased 6 percent.

Asset management fees increased 13 percent from the second quarter of 2006 as net asset inflows of $34.33 billion and $31.79 billion of market value growth produced higher assets under management.

•

Premier Banking and Investments net revenue rose 8 percent to $941 million on record results in investment and brokerage services, up 24 percent from a year ago. Net income increased 6 percent to $331 million.

•

The Private Bank had net revenue of $486 million, unchanged compared with a year earlier. Net income declined 18 percent to $125 million reflecting the impact of lower provision benefit and increased spread compression.

•	Columbia Management net revenue rose 25 percent to $471 million supported by strong client inflows and increased market values. Net income increased 48 percent to $120 million.

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All Other1

(Dollars in millions)	Q2 2007	Q2 2006
Total revenue, net of interest expense [2]	$197	$(30)
Provision for credit losses[3]	(1,311)	(784)
Noninterest expense	(55)	474
Net income	1,013	94
Average loans and leases	$101,094	$62,383

1  All Other consists primarily of equity investments, the residual impact of the allowance for credit losses and the cost allocation processes, Merger and Restructuring Charges, intersegment eliminations, and the results of certain consumer finance and commercial lending businesses that are being liquidated. All Other also includes the offsetting securitization impact to present Global Consumer and Small Business Banking on a managed basis. For more information and a detailed reconciliation, please refer to the data pages supplied with this Press Release.

2  Fully taxable-equivalent basis

3  Represents the provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

All Other net income rose to $1.01 billion from $94 million a year earlier. Equity investment gains were $1.72 billion, up from $577 million. This was driven by an increase of $833 million in Principal Investing gains primarily related to the Conversus transaction and from a more than $200 million increase in income from strategic investments. Noninterest expense declined because of lower costs related to the sale of certain businesses and declining merger and restructuring charges.

Note: Chief Executive Officer Kenneth D. Lewis and Joe L. Price, chief financial officer, will discuss second quarter 2007 results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a Webcast available on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com.

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Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 57 million consumer and small business relationships with more than 5,700 retail banking offices, more than 17,000 ATMs and award-winning online banking with more than 22 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 80 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) changes in accounting standards, rules or interpretations, 10) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; 11) mergers and acquisitions and their integration into the company; and 12) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

Please consider the investment objectives, risks, charges and expenses of Columbia mutual funds carefully before investing. Contact your financial advisor for a prospectus which contains this and other important information about the fund. Read it carefully before you invest.

Columbia Management is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and advise institutional and mutual fund portfolios. Columbia Funds are distributed by Columbia Management Distributors, Inc., member NASD, SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

www.bankofamerica.com

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Bank of America Corporation

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Net interest income	8,386	8,630	16,654	17,406
Total noninterest income	11,177	9,589	21,064	18,504

Total revenue, net of interest expense	19,563	18,219	37,718	35,910
Provision for credit losses	1,810	1,005	3,045	2,275
Other noninterest expense	9,018	8,523	18,004	17,349
Merger and restructuring charges	75	194	186	292

Income before income taxes	8,660	8,497	16,483	15,994
Income tax expense	2,899	3,022	5,467	5,533

Net income	$5,761	$5,475	$11,016	$10,461

Earnings per common share	1.29	1.21	2.47	2.29
Diluted earnings per common share	1.28	1.19	2.44	2.25

Summary Average Balance Sheet	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Total loans and leases	$740,199	$635,649	$727,193	$625,863
Debt securities	177,834	236,968	182,142	235,793
Total earning assets	1,358,199	1,253,895	1,340,172	1,236,848
Total assets	1,561,649	1,456,004	1,541,644	1,436,298
Total deposits	697,035	674,796	691,898	667,350
Shareholders’ equity	133,551	127,373	133,569	129,253
Common shareholders’ equity	130,700	127,102	130,718	128,981

Performance Ratios	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Return on average assets	1.48%	1.51%	1.44%	1.47%
Return on average common shareholders’ equity	17.55	17.26	16.86	16.34
Net interest yield	2.59	2.85	2.60%	2.91

Credit Quality	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Net charge-offs	$1,495	$1,023	$2,922	$1,845
Annualized net charge-offs as a % of average loans and leases outstanding (1)	0.81%	0.65%	0.81%	0.59%
Provision for credit losses	$1,810	$1,005	$3,045	$2,275
Managed credit card net losses	2,099	1,474	4,052	2,720
Managed credit card net losses as a % of average managed credit card receivables	5.02%	3.67%	4.88%	3.39%

	June 30
	2007	2006
Nonperforming assets	$2,392	$1,641
Non performing assets as a % of total loans, leases and foreclosed properties (1)	0.32%	0.25%
Allowance for loan and lease losses	$9,060	$9,080
Allowance for loan and lease losses as a % of total loans and leases (1)	1.20%	1.36%

Capital Management	June 30
	2007	2006
Risk-based capital ratios:
Tier 1	8.52% *	8.33%
Total	12.11 *	11.25
Tier 1 leverage ratio	6.33 *	6.13

Period-end common shares issued and outstanding (in thousands)	4,436,936	4,527,941

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Shares issued	11,316	29,673	40,235	68,608	(2)
Shares repurchased	13,450	83,050	61,450	171,500
Average common shares issued and outstanding	4,419,246	4,534,627	4,426,046	4,572,013
Average diluted common shares issued and outstanding	4,476,799	4,601,169	4,487,224	4,636,959
Dividends paid per common share	$0.56	$0.50	$1.12	$1.00

Summary Ending Balance Sheet	June 30
	2007	2006
Total loans and leases	$758,635	$667,953
Total debt securities	173,327	235,846
Total earning assets	1,328,402	1,245,274
Total assets	1,534,359	1,445,193
Total deposits	699,409	676,865
Total shareholders’ equity	135,751	127,841
Common shareholders’ equity	132,900	127,570
Book value per share	29.95	28.17

*	Preliminary data

(1)	Ratios do not include loans measured at fair value in accordance with SFAS 159 at and for the three and six months ended June 30, 2007.
(2)	Does not include 631,145 shares issued in conjunction with the merger with MBNA.

Certain prior period amounts have been reclassified to conform to current period presentation.

Bank of America Corporation

Business Segment Results

(Dollars in millions)

Global Consumer and Small Business Banking (1)	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Total revenue, net of interest expense (FTE) (2)	$11,939	$11,377	$23,362	$22,218
Provision for credit losses (3)	3,094	1,807	5,505	3,708
Noninterest expense	4,969	4,508	9,700	9,119
Net income	2,459	3,204	5,154	5,929

Efficiency ratio	41.62%	39.62%	41.52%	41.04%
Return on average equity	15.80	20.14	16.67	18.42
Average loans and leases	$317,246	$282,390	$312,701	$280,821
Average deposits	326,741	336,105	326,647	334,413

Deposits
Total revenue, net of interest expense (FTE) (2)	$4,404	$4,193	$8,645	$8,099
Net income	1,329	1,289	2,616	2,348
Card Services
Total revenue, net of interest expense (FTE) (2)	6,430	6,328	12,561	12,327
Net income	961	1,715	2,112	3,144
CRE
Total revenue, net of interest expense (FTE) (2)	856	701	1,695	1,417
Net income	141	173	371	359

Global Corporate and Investment Banking	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Total revenue, net of interest expense (FTE) (2)	$5,814	$5,315	$11,137	$10,599
Provision for credit losses	41	22	156	47
Noninterest expense	3,135	2,764	6,035	5,596
Net income	1,670	1,595	3,117	3,120

Efficiency ratio	53.91%	52.01%	54.18%	52.80%
Return on average equity	16.15	15.09	15.27	14.91
Average loans and leases	$253,895	$231,073	$250,913	$228,080
Average deposits	220,063	193,620	214,307	190,142

Business Lending
Total revenue, net of interest expense (FTE) (2)	$1,502	$1,503	$2,850	$2,862
Net income	589	593	1,047	1,121
Capital Markets and Advisory Services
Total revenue, net of interest expense (FTE) (2)	2,663	2,162	5,023	4,471
Net income	639	483	1,167	1,007
Treasury Services
Total revenue, net of interest expense (FTE) (2)	1,689	1,673	3,312	3,299
Net income	518	536	1,007	1,042

Global Wealth and Investment Management	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Total revenue, net of interest expense (FTE) (2)	$2,008	$1,853	$3,896	$3,682
Provision for credit losses	(14)	(40)	9	(40)
Noninterest expense	1,044	971	2,061	1,938
Net income	619	582	1,151	1,123

Efficiency ratio	51.97%	52.40%	52.89%	52.65%
Return on average equity	25.06	24.59	23.33	22.52
Average loans and leases	$67,964	$59,803	$66,908	$58,979
Average deposits	118,255	101,251	116,615	101,140

The Private Bank
Total revenue, net of interest expense (FTE) (2)	$486	$488	$943	$970
Net income	125	153	205	273
Columbia Management
Total revenue, net of interest expense (FTE) (2)	471	378	896	742
Net income	120	81	216	162
Premier Banking and Investments
Total revenue, net of interest expense (FTE) (2)	941	868	1,848	1,698
Net income	331	311	644	583

All Other (1)	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Total revenue, net of interest expense (FTE) (2)	$197	$(30)	$47	$(29)
Provision for credit losses (4)	(1,311)	(784)	(2,625)	(1,440)
Noninterest expense	(55)	474	394	988
Net income	1,013	94	1,594	289
Average loans and leases	$101,094	$62,383	$96,671	$57,983
Average deposits	31,976	43,820	34,329	41,655

(1)	GCSBB is presented on a managed basis with a corresponding offset recorded in All Other.
(2)

Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(3)	Represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized portfolio.
(4)	Represents the provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

Certain prior period amounts have been reclassified to conform to current period presentation.

Bank of America Corporation

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data (1)	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Net interest income	$8,781	$8,926	$17,378	$17,966
Total revenue, net of interest expense	19,958	18,515	38,442	36,470
Net interest yield	2.59%	2.85%	2.60%	2.91%
Efficiency ratio	45.56	47.08	47.32	48.37

Other Data	June 30
	2007	2006
Full-time equivalent employees	195,675	201,898
Number of banking centers - domestic	5,749	5,779
Number of branded ATMs - domestic	17,183	16,984

(1)

Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Certain prior period amounts have been reclassified to conform to current period presentation.

Bank of America Corporation

Reconciliation - Managed to GAAP

(Dollars in millions; except as noted)

The Corporation reports its Global Consumer and Small Business Banking results, specifically Card Services, on a managed basis. The change to a managed basis is consistent with the way that management as well as analysts and rating agencies evaluate the results of Global Consumer and Small Business Banking. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s consolidated financial statements in accordance with generally accepted accounting principles.

The performance of the managed portfolio is important in understanding Global Consumer and Small Business Banking’s and Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Consumer and Small Business Banking’s managed income statement line items differ from its held basis reported in the prior periods as follows:

•

Managed net interest income includes Global Consumer and Small Business Banking’s net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Consumer and Small Business Banking’s noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record managed net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income as management continues to manage this impact within Global Consumer and Small Business Banking.

•	The provision for credit losses represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Consumer and Small Business Banking

	Second Quarter 2007			Second Quarter 2006
	Managed Basis	Securitization Impact (1)	Held Basis	Managed Basis	Securitization Impact (1)	Held Basis
Net interest income (2)	$7,150	$(1,981)	$5,169	$6,967	$(1,846)	$5,121
Noninterest income
Card income	2,676	793	3,469	2,528	1,136	3,664
Service charges	1,488	-	1,488	1,349	-	1,349
Mortgage banking income	297	-	297	210	-	210
Gains (losses) on sales of debt securities	-	-	-	-	-	-
All other income	328	(74)	254	323	(67)	256

Total noninterest income	4,789	719	5,508	4,410	1,069	5,479

Total revenue, net of interest expense	11,939	(1,262)	10,677	11,377	(777)	10,600

Provision for credit losses (3)	3,094	(1,262)	1,832	1,807	(777)	1,030
Noninterest expense	4,969	-	4,969	4,508	-	4,508

Income before income taxes	3,876	-	3,876	5,062	-	5,062
Income tax expense (2)	1,417	-	1,417	1,858	-	1,858

Net income	$2,459	$-	$2,459	$3,204	$-	$3,204

Average loans and leases	$317,246	$(101,905)	$215,341	$282,390	$(94,952)	$187,438

All Other

	Second Quarter 2007			Second Quarter 2006
	Reported	Securitization Offset (1)	As Adjusted	Reported	Securitization Offset (1)	As Adjusted
Net interest income (2)	$(1,945)	$1,981	$36	$(1,404)	$1,846	$442
Noninterest income
Card income	676	(793)	(117)	961	(1,136)	(175)
Equity investment gains	1,719	-	1,719	577	-	577
Gains (losses) on sales of debt securities	2	-	2	(5)	-	(5)
All other income	(255)	74	(181)	(159)	67	(92)

Total noninterest income	2,142	(719)	1,423	1,374	(1,069)	305

Total revenue, net of interest expense	197	1,262	1,459	(30)	777	747

Provision for credit losses (4)	(1,311)	1,262	(49)	(784)	777	(7)
Merger and restructuring charges	75	-	75	194	-	194
All other noninterest expense	(130)	-	(130)	280	-	280

Income before income taxes	1,563	-	1,563	280	-	280
Income tax expense (benefit) (2)	550	-	550	186	-	186

Net income	$1,013	$-	$1,013	$94	$-	$94

Average loans and leases	$101,094	$101,905	$202,999	$62,383	$94,952	$157,335

(1)	The securitization impact on Net Interest Income is on a funds transfer pricing methodology consistent with the way we allocate funding costs to our businesses.
(2)	Fully taxable-equivalent basis
(3)	Represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized portfolio.
(4)	Represents the provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.